Exhibit 99.1
Item 8. Financial Statements and Supplementary Data of the Company’s Form 10-K for 2005.
TABLE OF CONTENTS
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders’ Equity (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Supplemental Schedule II
Supplemental Schedule II – Valuation and Qualifying Accounts

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
HyperFeed Technologies, Inc.
We have audited the accompanying consolidated balance sheets of HyperFeed Technologies, Inc. and subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the two years ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statement of the Company for the year ended December 31, 2003 was audited by other auditors, whose report, dated March 4, 2004, expressed an unqualified opinion on those statements.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HyperFeed Technologies, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
We have not audited any financial statements of the Company for any period subsequent to December 31, 2005. However, as discussed in Note 1 to the financial statements, at August 25, 2006, the Company has entered into a Contribution Agreement by and among the Company, PICO Holdings, Inc. and Exegy Incorporated, under which the Company will become a controlled subsidiary of Exegy Incorporated. Also as discussed in Note 1, if the contemplated transaction does not close, the Company may not have sufficient Capital resources to fund its operations. This matter raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 30, 2006 (October 3, 2006 as to paragraphs 10 and 11 of Note 1)

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
HyperFeed Technologies, Inc.:
We have audited the consolidated statements of operations, stockholders’ equity, and cash flows of HyperFeed Technologies, Inc. and subsidiary (the “Company”) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of HyperFeed Technologies, Inc. and subsidiary for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Chicago, Illinois
March 4, 2004

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Balance Sheets

December 31	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$302,171	$193,702
Accounts receivable, less allowance for doubtful accounts of: 2005: $101,309; 2004: $34,031	191,656	576,092
Notes receivable, less allowance of: 2005: $10,830; 2004: $60,830	90,493	93,798
Prepaid expenses and other current assets	64,351	125,890
Assets related to discontinued operations	57,094	72,270

Total current assets	705,765	1,061,752

Property and equipment
Computer equipment	1,511,660	1,627,021
Communication equipment	737,993	1,031,370
Furniture and fixtures	74,853	106,559
Leasehold improvements	9,260	531,809

	2,333,766	3,296,759
Less: accumulated depreciation and amortization	(1,798,168)	(2,457,645)

Property and equipment, net	535,598	839,114

Other intangible assets, net of accumulated amortization of: 2005: $432,917; 2004: $229,167	224,583	78,333
Software development costs, net of accumulated amortization of: 2005: $2,709,165; 2004: $3,016,799	3,102,182	1,686,975
Deposits and other assets	47,390	46,472

Total assets	$4,615,518	$3,712,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible note payable to affiliate	$810,000	$—
Line of credit	500,000	465,000
Accounts payable	1,423,756	634,299
Accrued expenses	272,342	170,547
Accrued professional fees	189,975	158,225
Accrued compensation	80,279	77,763
Income taxes payable	12,014	27,270
Unearned revenue	245,774	268,042
Liabilities related to discontinued operations	533,548	849,172

Total current liabilities	4,067,688	2,650,318

Noncurrent liabilities
Accounts payable, less current portion	815,625	—
Accrued expenses, less current portion	287,347	297,164

Total current liabilities	1,102,972	297,164

Total liabilities	5,170,660	2,947,482

Stockholders’ Equity (Deficit)
Preferred stock, $.001 par value; authorized 5,000,000 shares; issued and outstanding: Series A and B 5% convertible: 0 shares at December 31, 2005 and 2004	—	—
Common stock, $.001 par value; authorized 50,000,000 shares; issued and outstanding: 7,641,889 shares at December 31, 2005 and 3,064,493 shares at December 31, 2004	7,642	3,065
Additional paid-in capital	54,238,176	46,111,516
Accumulated deficit	(54,800,960)	(45,349,417)

Total stockholders’ equity (deficit)	(555,142)	765,164

Total liabilities and stockholders’ equity (deficit)	$4,615,518	$3,712,646

See accompanying Notes to Consolidated Financial Statements.

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Operations

For the following years ended December 31	2005	2004	2003
Revenue
HyperFeed	$3,918,162	$5,512,172	$1,029,340
HYPRWare	351,456	454,916	570,623

Total revenue	4,269,618	5,967,088	1,599,963

Direct costs of revenue	1,443,084	1,585,129	1,537,323

Gross margin	2,826,534	4,381,959	62,640

Operating expenses
Sales and marketing	1,773,026	1,827,304	614,845
General and administrative	3,106,668	3,021,341	3,121,500
Research and development	1,779,386	1,441,472	1,827,975
Operations	2,745,599	2,236,969	186,706
Depreciation and amortization	756,881	870,330	997,729

Total operating expenses	10,161,560	9,397,416	6,748,755

Loss from operations	(7,335,026)	(5,015,457)	(6,686,115)

Other income (expense)
Interest income	1,297	9,427	20,381
Interest expense	(2,155,066)	(4,151)	(1,636)

Net other income	(2,153,769)	5,276	18,745

Loss from continuing operations before income taxes	(9,488,795)	(5,010,181)	(6,667,370)
Income tax benefit	(15,000)	(12,000)	(2,612,000)

Loss from continuing operations	(9,473,795)	(4,998,181)	(4,055,370)

Discontinued operations
Income (loss) from discontinued operations, net of tax benefits of 2005: $194,000; 2004: $180,000; 2003: $29,000	(313,748)	(266,780)	1,329,343
Gain on disposition of discontinued operations, net of taxes of 2005: $209,000, 2004: $192,000; 2003: $2,681,000	336,000	308,000	4,326,845

Income from discontinued operations	22,252	41,220	5,656,188

Net income (loss) available for common stockholders	$(9,451,543)	$(4,956,961)	$1,600,818

Basic and diluted net income (loss) per share available for common stockholders:
Continuing operations	$(2.47)	$(1.63)	$(1.43)
Discontinued operations	0.01	0.01	1.99

Basic net income (loss) per share available for common stockholders	$(2.46)	$(1.62)	$0.56

Basic and diluted weighted-average common shares outstanding	3,835,902	3,059,176	2,844,751
See accompanying Notes to Consolidated Financial Statements.

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders’ Equity (Deficit)

		Series A and
	Series A and	B 5%
	B 5%	Convertible
	Convertible	Preferred	Common	Common	Additional
	Preferred	Stock	Stock	Stock	Paid-In	Accumulated
	Stock Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2003	—	$—	2,503,067	$2,503	$44,585,588	$(41,993,274)	$2,594,817
Net income	—	—	—	—	—	1,600,818	1,600,818
Issuance of common stock	—	—	548,922	549	00	—	1,485,074
Exercise of warrants for common stock	—	—	—	—	1,484,525	—	—

Balance at December 31, 2003	—	—	3,051,989	3,052	46,070,113	(40,392,456)	5,680,709
Net loss	—	—	—	—	—	(4,956,961)	(4,956,961)
Issuance of common stock	—	—	12,504	13	41,403	—	41,416

Balance at December 31, 2004	—	—	3,064,493	3,065	46,111,516	(45,349,417)	765,164
Net loss	—	—	—	—	—	(9,451,543)	(9,451,543)
Issuance of common stock	—	—	4,577,396	4,577	8,126,660	—	8,131,237

Balance at December 31, 2005	—	$—	7,641,889	$7,642	$54,238,176	$(54,800,960)	$(555,142)

See accompanying Notes to Consolidated Financial Statements.

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

For the following years ended December 31	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(9,451,543)	$(4,956,961)	$1,600,818
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	756,881	870,330	1,027,215
Amortization of software development costs	1,202,121	1,300,607	1,330,879
Provision for doubtful accounts and notes receivable	77,561	44,861	150,000
Gain on disposition of discontinued operations	—	—	(7,007,845)
Loss on disposal of equipment	—	16,179	—
Interest and other expense related to convertible note payable to affiliate	1,939,145	—	—
Changes in assets and liabilities, net of acquisitions and discontinued operations:
Accounts receivable	306,875	186,925	(723,758)
Prepaid expenses and other current assets	61,539	47,926	(87,923)
Deposits and other assets	(918)	(11,267)	19,524
Accounts payable	517,582	28,655	419,731
Accrued expenses	53,876	(257,066)	352,671
Deferred rent	72,368	7,739	256,587
Unearned revenue	(22,268)	253,042	15,000
Income taxes payable	(15,256)	(12,730)	40,000

Net cash used in continuing operations	(4,502,037)	(2,481,760)	(2,607,101)
Net cash used in discontinued operations	(300,448)	(831,099)	(854,094)

Net cash used in operating activities	(4,802,485)	(3,312,859)	(3,461,195)

Cash flows from investing activities:
Purchase of property and equipment	(249,615)	(364,067)	(643,769)
Software development costs capitalized	(1,529,828)	(1,254,861)	(1,157,460)
Proceeds from sale of discontinued operations	—	—	7,300,000
Proceeds from disposal of equipment	—	32,698	—
Purchase of intangible asset	(350,000)	(127,500)	—
Repayment of note receivable	3,305	45,837	48,677

Net cash provided by (used in) investing activities	(2,126,138)	(1,667,893)	5,547,448

Cash flows from financing activities:
Proceeds from issuance of common stock	8,880	41,416	1,485,074
Proceeds from note payable to affiliate	6,993,212	—	—
Net borrowings under line of credit	35,000	465,000	—

Net cash provided by financing activities	7,037,092	506,416	1,485,074

Net increase (decrease) in cash and cash equivalents	108,469	(4,474,336)	3,571,327
Cash and cash equivalents at beginning of year	193,702	4,668,038	1,096,711

Cash and cash equivalents at end of year	$302,171	$193,702	$4,668,038

Supplemental disclosures of cash flow information:
Interest paid	$30,845	$4,151	$1,636
Income taxes paid (refunded)	$12,947	$(31,214)	$7,665

Supplemental disclosures of noncash operating activities:

For the following years ended December 31	2005	2004	2003
Beneficial conversion feature and commitment fee related to convertible note payable to affiliate (Note 2)	$1,939,145	$—	$—

Supplemental disclosures of noncash investing and financing activities:
Note received as consideration for disposition of discontinued operations	$—	$—	$150,000
Acquisition of licensed software utilizing long-term commitment (Note 14)	$1,087,500	$—	$—
See accompanying Notes to Consolidated Financial Statements.

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Note 1. Nature of Business and Significant Accounting Policies
HyperFeed Technologies, Inc. (“HyperFeed” or the “Company”) is a provider of enterprise-wide ticker plant, data platform, and transaction technology software and services to exchanges, financial institutions, content providers, channel partners, and value-added resellers. HyperFeed’s advanced software technology serves as a corporate-wide ticker plant, providing firms in the financial services industry with the flexibility and agility to control their own data sources and data content in a cost-effective manner.
The Company has over twenty years experience designing, building, and running ticker plants for the North American financial marketplace. The Company’s software technology, including HyperFeed’s Next Generation Ticker Plant (“HTPX”) product, is currently being used by over forty customers, including exchanges, large financial institutions, and customers of the Company’s High Performance Center product. Additionally, the Company has deployed more than 1,500 of HyperFeed’s high performance single server HBOX products at customer sites. The Company also offers its HyperFeed Market Data Platform (“HMDP”) product, which is based on Telerate’s Trading Room System (“TRS”) technology, and its Open Collaborative Container (“OCC”) product for use with HMDP, which is based on Telerate’s Active8 technology. HyperFeed’s technology supports many firms demanding transaction and order routing systems.
HyperFeed principally derives revenue from licensing technology and providing management and maintenance services of HTPX, HBOX HMDP, and OCC software, ticker plant and data platform technologies, and managed services. Additionally, HyperFeed derives revenue from the development of customized software.
HYPRWare, Inc. (“HYPRWare”) is a majority-owned subsidiary of HyperFeed that receives royalties for former customers currently serviced by a channel partner.
PICO Holdings, Inc. (“PICO”) owns 80.1% of HyperFeed’s common stock as of December 31, 2005.
Current Operations
The Company has sustained significant losses in recent years. In particular, the Company incurred a net loss of $9.5 million for 2005, compared to a net loss of $5.0 million for 2004. Included in the net loss of $9.5 million for 2005 is $1.7 million non-cash interest expense related to the intrinsic conversion value of the Second Restated Convertible Note issued by the Company to PICO Holdings Inc. (“PICO”) described in Note 2 of the Notes to Consolidated Financial Statements. Additionally, the Company’s negative cash flows from operating activities increased to $4.8 million in 2005 from $3.3 million in 2004. The recurring losses and negative cash flows may raise substantial doubt about the Company’s ability to continue as a going concern. Total revenue for 2005 decreased 28.4% to $4.3 million compared with $6.0 million for 2004. Total revenue for 2004 included $3.6 million from Telerate. Due to the termination of the agreements between Telerate and HyperFeed in November 2004, the Company did not recognize revenue from Telerate in 2005.
Following the sale of its institutional consolidated market data feed business in late 2003, HyperFeed has completed two years of operations under its current business model; that is, a business model built on providing ticker plant technologies and related consulting services directly and through sales channels in the financial services industry, rather than principally using its ticker plant technology internally as part of a consolidated market data feed business to service customers. In addition, the Company announced in the first quarter of 2005 its acquisition of the assets of Focus Technology Group LLC (“Focus”), including its Smart Order Routing Technology for Traders (“SORTT”). SORTT features the ability to ensure Regulation NMS compliance as well as to break apart an electronic order and send it to multiple execution venues to gain price improvement.
In the second quarter of 2005, the Company entered into an exclusive license agreement to license globally in perpetuity the source code for Telerate’s TRS and Active8 technology from Reuters Limited and Moneyline Telerate. Under the terms of the license, the Company is entitled to use and further develop the TRS technology and the Active8 technology to offer its own market data platform and associated data display workstation worldwide. Based on the TRS technology, HyperFeed launched its HMDP product. HMDP integrates market data from many sources into many types of display or application software — transactional, web distribution, risk management, or other mid- and back-office system. Based on the Active8 technology, HyperFeed launched its OCC product to work with HMDP. OCC is a professional financial desktop application that is fully customizable for various classes of end users. HMDP and OCC expand the Company’s product line and the Company intends to market them globally.
In the third quarter of 2005, the Company entered into an exclusive, multi-year distributor agreement with MarketXS, a leading European provider of real-time market data technology and trading solutions, that gives MarketXS the right to license, distribute, and support HyperFeed’s HMDP and OCC products in Europe, the Middle East, and Africa. HyperFeed plans to provide software upgrades, maintenance and second level support, while MarketXS is expected to provide European development, technical sales, and first level maintenance support. The term of the distributor agreement varies, with certain elements extending through January 2015. Additionally, in the third quarter of 2005, the Company expanded its HTPX technology by leveraging the Chicago Board Options Exchange’s TickerXpress offering to include Remote TickerXpress, which combines an ultra-low-latency data feed with HyperFeed’s ticker plant technology.
As reported in Item 1.01 of the Current Report on Form 8-K, filed by HyperFeed Technologies, Inc. (“HyperFeed” or the “Company”) with the Securities and Exchange Commission on August 25, 2006, HyperFeed entered into a Contribution Agreement by and among HyperFeed, Exegy Incorporated (“Exegy”) and PICO Holdings, Inc., (“PICO”). Pursuant to the Contribution Agreement, PICO, which owns 80% of HyperFeed’s issued and outstanding common shares, will contribute all of the outstanding shares of HyperFeed’s common stock owned by PICO at the closing of the transaction to Exegy in exchange for shares of Exegy’s preferred stock. Upon completion of the contribution, Exegy and HyperFeed will complete a short-form merger pursuant to Section 253 of the Delaware General Corporation Law. In connection with the merger, the stockholders of Exegy and PICO will each contribute $3.0 million to the capital of Exegy to fund the on-going working capital needs of the combined enterprise. In addition, each of PICO and the stockholders of Exegy are obliged to contribute an additional $2.0 million in cash to the equity of Exegy upon the later to occur of six (6) months from the closing of the contribution or completion of the short-form merger. An Agreement and Plan of Merger between HyperFeed and Exegy dated June 29, 2006 has been terminated.
While the Company expects the transactions contemplated by the Contribution Agreement and the short-form merger to close, if it fails to do so, the Company currently believes that its existing and anticipated capital resources, including cash and cash equivalents, accounts receivable, assets related to discontinued operations, and financing from PICO, which is currently the Company’s only source of financing, may not be sufficient to fund its operations beyond December 31, 2006. The Company believes that it will need to obtain additional capital in the immediate future both to fund investments needed to increase its operating revenues to levels that will sustain its operations and to fund operating deficits that it anticipates will continue until revenue increases can be realized. There can be no assurances that the Company will be successful in obtaining sufficient additional capital, or if it does, that the additional capital will enable the Company to improve its business so as to have a material positive effect on the Company’s operations and cash flow. The Company believes that without additional investment, from PICO or other sources, it may be forced to cease operations at an undetermined future date. It is uncertain whether the Company’s assets will retain any value if the Company ceases operations. There are no assurances that additional funding will be available to the Company before it may be forced to cease operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
Significant accounting policies are as follows:
Principles of Consolidation
The consolidated financial statements include the accounts of HyperFeed and its subsidiary, HYPRW are, and have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include all adjustments, including the elimination of all significant intercompany transactions in consolidation, which, in the opinion of management, are necessary in order to make the financial statements not misleading.

Accounting Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates include reserve for bad debt, revenue recognized under percentage-of-completion method, and the useful life of developed software. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers short-term and highly liquid investments, with original maturities of 90 days or less from purchase, to be cash equivalents. As of December 31, 2005, the Company has a money market account at a financial institution, which management believes has a strong credit rating, with a balance of $60,942.
Financial Instruments
The Company’s financial instruments include accounts receivable, notes receivable, accounts payable, and accrued expenses. The Company has no financial instruments for which the carrying value materially differs from fair value.
Property and Equipment
Property and equipment are stated at cost. Depreciation on owned assets is provided using the straight-line method over the following estimated useful lives: purchased software and computer and communications equipment: 3 to 5 years; furniture, fixtures and leasehold improvements: 5 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful lives or the terms of the respective leases. The accumulated depreciation and related property and equipment costs are removed from the respective accounts effective in the year following full depreciation.
Maintenance and repair costs are charged to earnings as incurred. Costs of improvements are capitalized. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the statements of operations.

Software Development Costs
HyperFeed’s investment in software development consists primarily of enhancements to its HTPX, HBOX HMDP, and OCC products. Capitalization of software development costs begins upon the establishment of technological feasibility, which is generally when all planning, design, coding, and testing activities necessary to establish that the product can be produced to meet its design specifications is complete.
Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Costs associated with the planning and design phase of software development, including coding and testing activities necessary to establish technological feasibility of computer software products to be licensed or otherwise marketed, are expensed as research and development costs as incurred. Once technological feasibility has been determined, costs incurred in the construction phase of software development including coding, testing, and product quality assurance are capitalized.
Amortization commences at the time of capitalization or, in the case of a new service offering, at the time the service becomes available for use. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. The accumulated amortization and related software development costs are removed from the respective accounts effective in the year following full amortization.
The Company’s policy is to amortize capitalized software costs by the straight-line method over three to five years, the remaining estimated economic life of the product including the period being reported. The Company assesses the recoverability of its software development costs against estimated future undiscounted cash flows. Given the highly competitive environment and technological changes, it is reasonably possible that those estimates of anticipated future gross revenue, the remaining estimated economic life of the product, or both may be reduced significantly.
Long-Lived Asset Recoverability
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the carrying value of long-lived assets, primarily property and equipment, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred. A potential impairment has occurred if projected undiscounted cash flows are less than the carrying value of the assets. The estimated cash flows include management’s assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. The SFAS No. 144 impairment test is a two-step process. If the carrying value of the asset exceeds the expected future cash flows from the asset, impairment is indicated. The impairment loss recognized is the excess of the carrying value of the asset over its fair value. The Company had no impairment of long-lived assets during 2004 or 2005.
Intangible Assets
Intangible assets consist principally of acquired developed technology and a repurchased customer contract that had been sold by the Company to Interactive Data Corporation (“IDC”) as part of the sale of HyperFeed’s institutional consolidated market data feed business in October 2003. Amortization is calculated using the straight-line method over the respective estimated useful lives, three years for developed technology. During the first quarter of 2002, the Company implemented SFAS No. 142, “Goodwill and Other Intangible Assets,” which replaces the requirements to amortize intangible assets with indefinite lives and goodwill with a requirement for an annual impairment test. The adoption of SFAS No. 142 had no impact on the Company’s financial statements as of January 1, 2002.
Stock Based Compensation
At December 31, 2005, the Company had two stock-based employee compensation plans, which are described more fully in Note 4. The plans are accounted for under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation is reflected in net income (loss), as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” to stock-based employee compensation for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Net income (loss) available for common stockholders	$(9,451,543)	$(4,956,961)	$1,600,818
Compensation expense related to stock options granted and employee stock purchase plan issuances, net of taxes	(216,015)	(66,076)	(88,191)

Pro forma net income (loss) available for common stockholders	$(9,667,558)	$(5,023,037)	$1,512,627

Basic net income (loss) per share:
As reported	$(2.46)	$(1.62)	$0.56
Pro forma	$(2.52)	$(1.64)	$0.53
Diluted net income (loss) per share:
As reported	$(2.46)	$(1.62)	$0.56
Pro forma	$(2.52)	$(1.64)	$0.53
See “Recent Accounting Pronouncements” regarding the impact of the adoption of SFAS No. 123R.
Revenue Recognition
The Company principally derives revenue from licensing technology and providing management and maintenance services of HTPX, HBOX HMDP, and OCC software, ticker plant technologies, and managed services. Additionally, the Company derives revenue from the development of customized software.
Revenue is recognized from the licensing of HTPX, HBOX HMDP, and OCC (1) as payments from customers become due when the fee is not fixed or determinable at the outset of the arrangement or (2) ratably over the term of the agreement when post contract customer support (“PCS”) has a duration of one year or less. PCS is recognized ratably over the term. Revenue for the development of customized software, consulting, and implementation services is recognized based on time and materials from the application of contract accounting for the development of customized software, or based on an hourly rate when it is not a fixed fee arrangement. For licensing of the Company’s software through its sales channels, revenue is recognized as payments from the reseller become due and generally commences after the software is installed at the reseller’s customer site.
The Company applies the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended, which specifies the following four criteria that must be met prior to recognizing revenue: (1) persuasive evidence of the existence of an arrangement, (2) delivery, (3) fixed or determinable fee, and (4) probable collection. In addition, revenue earned on software arrangements involving multiple elements is allocated to each element based on the relative fair value of the elements. When applicable, revenue allocated to HyperFeed’s software products (including specified upgrades/enhancements) is recognized upon delivery of the products. If the fee is considered fixed and determinable, it should be recognized as revenue when the sale is effected. If the fee is not considered fixed and determinable, it should be recognized as revenue as payments from customers become due. Revenue allocated to post contract customer support is recognized ratably over the term of the support and revenue allocated to service elements (such as training) is recognized as the services are performed.
In accordance with SOP 97-2, revenue from contracts that do not require significant production, modification, or customization of software is recognized when the above criteria are met. Revenue from contracts that require significant production, modification, or customization of software is accounted for in conformity with the provisions of Accounting Research Bulletin No. 45, “Long-Term Construction Contracts,” using the relevant guidance therein, and AICPA SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” SOP 81-1 provides for revenue recognition under the “percentage-of-completion” or “completed contract” method depending on the facts and circumstances of contracts entered into and management’s ability to reasonably estimate its progress toward completion. Contract losses, if any, are provided for in their entirety in the period they become known, without regard to the percentage-of-completion. For those contracts which the Company cannot reasonably estimate progress toward completion, the Company employs the completed contract method of accounting. Revenue from arrangements accounted for under contract accounting are allocated among licensed technologies, managed services, and consulting fees based on the contractual terms of the arrangements.
The use of contract accounting inherently includes the use of estimates of progress toward completion. Such estimates are subject to periodic revisions and, as a result, the financial statements could be materially impacted.
The Company applies the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if it does, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.
On October 31, 2003, the Company sold its institutional consolidated market data feed business. Revenue recognized prior to October 31, 2003, related to the assets sold and included in discontinued operations was principally derived from service contracts for the provision of market data only and service contracts for the provision of market data together with analytical software. HyperFeed primarily serviced the business-to-business marketplace. Revenue from service contracts was recognized ratably over the contract term as the contracted services were rendered.
On June 2, 2003, the Company sold certain assets of HYPRWare, consisting of its retail investor unit and Web site. Revenue recognized prior to June 2, 2003 related to the HYPRWare assets sold was primarily derived from analytics service, powered by the HyperFeed data feed, for Internet users in the consumer marketplace and from the sale of advertising on its Web site. Revenue from the sale of advertising was recognized as the advertising was displayed on the Web site.
HYPRWare derives revenue from royalties related to license fees for customers it referred to Townsend prior to December 31, 2002. Revenue is recorded as royalties are reported from Townsend.
Operations Costs
Operations costs consist of technical support, data maintenance, data access, and communications costs.
Income Taxes
Deferred taxes are accounted for under the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. PICO owns 80.1% of HyperFeed’s common stock. The Company will be consolidated in PICO’s income tax return and PICO will utilize a portion of the Company’s net operating loss for 2005 for income tax purposes.
The Company accounts for income taxes on the separate return method. Under this method, current and deferred tax expense or benefit for the period is determined as if the Company were filing as a separate entity. Valuation allowances for deferred tax assets are based on available evidence related to the Company on a standalone basis and does not consider any evidence related to PICO’s ability to utilize deferred tax assets.

Computation of Net Income (Loss) Per Share
Basic earnings per share (“EPS”) is based on the weighted-average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share includes the dilutive effect of unexercised common stock equivalents. The Company had equity securities that, if exercised, would have had a dilutive effect on EPS had the Company generated income in all quarterly periods during 2005, 2004, and 2003. The dilutive effect of such securities would have been an additional 1,470, 41,424, and 15,827 weighted-average shares outstanding during the years ended December 31, 2005, 2004, and 2003, respectively. For the year ended December 31, 2005, weighted-average equity securities totaling 396,033 were excluded from the calculations as their effect was anti-dilutive due to such securities having exercise prices in excess of the weighted-average market value of HyperFeed’s common stock during the year.
Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment”, which is effective as of the first interim reporting period that begins after January 1, 2006. SFAS No. 123R eliminates the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as an alternative method of accounting for stock-based awards. SFAS No. 123R also revises the fair value-based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarifies SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. In addition, SFAS No. 123R amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid, which is included within operating cash flows. The Company adopted the new requirements using the modified prospective method in the first quarter of 2006.
The Company expects the adoption of SFAS No. 123R to result in stock compensation expense and therefore a reduction of net income in 2006 of approximately $0.3 million to $0.4 million. The Company’s actual stock compensation expense amount could differ materially from this estimate depending on the timing and magnitude of new awards, the number and mix of new awards, changes in the market price or the volatility of HyperFeed’s common stock, as well as unanticipated changes in its workforce.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle and that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 replaces APB Opinion 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe the adoption of SFAS No. 154 will have a material impact on its results of operations or financial condition.
Note 2. Transactions With Affiliates
PICO owns 80.1% of HyperFeed’s common stock as of December 31, 2005. The Company is consolidated in PICO’s income tax return, and PICO will utilize a portion of the Company’s net operating loss for 2005 for income tax purposes.
On September 17, 2001, PICO and its affiliates, Citation Insurance Company and Sequoia Insurance Company, converted all of their Series A and Series B convertible preferred stock to HyperFeed common stock. Under the terms on which the Series A and Series B preferred stock was issued on December 18, 1998, PICO converted 19,075 shares of Series A preferred stock into 329,072 shares of HyperFeed common stock. PICO and its affiliates converted 28,791 shares of Series B preferred stock into 417,214 shares of HyperFeed common stock. The conversion price was $10.30, being the last reported sale price for HyperFeed common shares at the close of regular trading on Monday, September 10, 2001. As part of the conversion formula, the preferred stockholders were entitled to include all accrued and unpaid dividends. At the time of the conversion, the accumulated dividend was $927,455. Although no cash was paid, accounting treatment for the conversion required the recording of a non-cash preferred dividend in the consolidated results of operations. Also as a result of the conversion, there are no preferred shares outstanding. On August 19, 2002, PICO exercised three previously issued Common Stock Purchase Warrants (the “Warrants”). In accordance with the terms of the Warrants, PICO acquired 94,903 shares of HyperFeed common stock for $305,114 or $3.215 per share, the average closing bid price for the twenty trading days preceding the date of exercise.
On May 15, 2003, the Company completed a planned private placement of 526,063 shares of common stock (representing 17.4% of the Company’s outstanding common stock after including the shares from this transaction) at $2.705 per share to the Company’s executive officers, individual board members, and PICO for an aggregate purchase price of $1.4 million. PICO purchased 443,623 common shares as part of this private placement.
On November 2, 2004, the Company issued to PICO a Secured Convertible Promissory Note (the “2004 Convertible Note”). Under the terms of the 2004 Convertible Note, the Company could borrow up to $1.5 million from PICO, at an interest rate of 8.0%. The Company was obligated to repay all outstanding principal and accrued interest under the 2004 Convertible Note on November 1, 2005. The 2004 Convertible Note provided that PICO may, at any time, and from time to time, elect to convert all or any part of the outstanding principal and interest under the 2004 Convertible Note into HyperFeed’s common stock. The number of shares that PICO could receive in connection with a conversion of any amounts outstanding under the 2004 Convertible Note would be determined by dividing the total outstanding amount to be converted by the lesser of the per share price of HyperFeed’s common stock on the date the note was given, which was $3.00 per share, and the per share price of HyperFeed’s common stock on the date of conversion, subject to the limitation that no more than 586,000 shares of HyperFeed’s common stock may be issued upon conversion. In addition, in connection with giving the 2004 Convertible Note, the Company issued to PICO 25,000 shares of common stock of the Company with a fair value of $75,000. The 2004 Convertible Note was also secured by the assets of the Company, subordinate to the security interest under the line of credit, and contained customary representations, warranties, covenants and events of default.
On March 28, 2005, the Company and PICO amended and restated the 2004 Convertible Note (the “First Restated Convertible Note”). Under the terms of the First Restated Convertible Note, the Company could borrow up to $4.0 million at an interest rate of prime plus 2.75%. The Company was obligated to repay all outstanding principal and accrued interest under the First Restated Convertible Note on March 28, 2006. The First Restated Convertible Note provides that number of shares that PICO would receive in connection with a conversion of any amounts outstanding under the First Restated Convertible Note would be determined by dividing the total outstanding amount to be converted by the lesser of 80% of the five-day moving average per share price of HyperFeed’s common stock on the date the note was given and 80% of the five-day moving average per share price of HyperFeed’s common stock on the date of conversion. The number of shares of HyperFeed’s common stock issuable upon conversion of the First Restated Convertible Note was not subject to a cap. The First Convertible Note continued to be secured by the assets of the Company, subordinate to the security interest granted under the line of credit.
On August 26, 2005, the Company and PICO amended and restated the First Restated Convertible Note (the “Second Restated Convertible Note”). Under the terms of the Second Restated Convertible Note, the Company could borrow up to $6.0 million at an interest rate of prime plus 2.75%. The Company was obligated to repay all outstanding principal and accrued interest under the Second Restated Convertible Note on March 28, 2006. The Second Restated Convertible Note, which was convertible by PICO at any time into shares of HyperFeed’s common stock, provided that the number of shares that PICO would receive in connection with a conversion of any amounts outstanding under the Second Restated Convertible Note would be determined by dividing the total outstanding amount to be converted by the lesser of $1.36 per share and 80% of the five-day moving average per share price of HyperFeed’s common stock on the date of conversion. The number of shares of HyperFeed’s common stock issuable upon conversion of the Second Restated Convertible Note was not subject to a cap. In addition, in connection with issuing the Second Restated Convertible Note, the Company issued to PICO a warrant to purchase 125,000 shares of HyperFeed’s common stock, at an exercise price of $1.70 per share. The warrant expires on August 26, 2008.
On November 1, 2005, PICO elected to convert the $6.0 million borrowed under the terms of Second Restated Convertible Note and accrued interest of $0.2 million into 4,546,479 shares of HyperFeed’s common stock at a conversion rate of $1.36 per share. As a result of the conversion, PICO owns 80.1% of HyperFeed’s common stock.

On December 20, 2005, the Company issued a Promissory Note to PICO in the amount of $810,000 at an interest rate of 7.0% per annum. The entire unpaid principal balance and related interest under the December 20, 2005 Promissory Note was due and payable not later than January 31, 2006.
On January 23, 2006, the Company issued a Promissory Note to PICO in the amount of $1,500,000 at an interest rate of 7.0% per annum. The entire unpaid principal balance and related interest under the January 23, 2006 Promissory Note was due and payable not later than February 28, 2006.
On February 15, 2006, the Company issued a Promissory Note to PICO in the amount of $3,310,000 at an interest rate of 7.0% per annum. The Company borrowed an additional $1,000,000 under the February 15, 2006 Promissory Note. The principal sum borrowed under the December 20, 2005 Promissory Note, the January 23, 2006 Promissory Note, and the February 15, 2006 Promissory Note totaled $3,310,000. In connection with this issuance, the December 20, 2005 Promissory Note and the January 23, 2006 Promissory Note were cancelled. The entire unpaid principal balance and related interest under the February 15, 2006 Promissory Note was due and payable not later than March 31, 2006.
On March 15, 2006, the Company issued a Promissory Note to PICO in the amount of $4,160,000 at an interest rate of 7.0% per annum. The Company borrowed an additional $850,000 under the March 15, 2006 Promissory Note. The principal sum borrowed under the February 15, 2006 Promissory Note and the March 15, 2006 Promissory Note totals $4,160,000. In connection with this issuance, the February 15, 2006 Promissory Note was cancelled. The entire unpaid principal balance and related interest under the March 15, 2006 Promissory Note is due and payable not later than April 30, 2006.
On March 30, 2006, the Company issued to PICO a Secured Convertible Promissory Note (the “2006 Convertible Note”) which replaces the March 15, 2006 Promissory Note. Under the terms of the 2006 Convertible Note, the Company may borrow up to $10.0 million at an interest rate of prime plus 2.75%. The Company is obligated to repay all outstanding principal and accrued interest under the 2006 Convertible Note two years from issuance. The 2006 Convertible Note, which is convertible by PICO at any time into HyperFeed’s common stock, provides that the number of shares that PICO would receive in connection with a conversion of any amounts outstanding under the 2006 Convertible Note would be determined by dividing the total outstanding amount to be converted by the lesser of (i) 80% of the five-day moving average per share price of HyperFeed’s common stock on the date of conversion or (ii) 80% of $1.05 per share. The number of shares of HyperFeed’s common stock issuable upon conversion of the 2006 Convertible Note is not subject to a cap. In addition, in connection with issuing the 2006 Convertible Note, the Company issued to PICO a warrant to purchase 125,000 shares of HyperFeed’s common stock, at an exercise price of $1.05 per share. The warrant expires on March 30, 2009.
PICO provides the Company with Directors and Officers insurance for which the Company reimburses PICO.

Note 3. Stockholders’ Equity and Equity Transactions
Equity Transactions
On August 13, 2003, the Company effected a one-for-ten (1:10) reverse split of HyperFeed’s common stock. All share and per share data in the accompanying consolidated financial statements and in these Notes to Consolidated Financial Statements give effect to the reverse stock split.
As described in Note 2, on November 1, 2005, PICO elected to convert the $6.0 million borrowed under the terms of Second Restated Convertible Note and accrued interest of $0.2 million into 4,546,479 shares of HyperFeed’s common stock at a conversion rate of $1.36 per share. As a result of the conversion, PICO owns 80.1% of HyperFeed’s common stock.
As described more fully in Note 18, on March 30, 2006, issued to PICO a Secured Convertible Promissory Note.
Preferred Stock
A holder of Series A Preferred is entitled to receive cash dividends, when and as declared by the Board out of funds legally available for such purpose, in the annual amount of 5% of the per share purchase price, payable quarterly on the 15th day of March, June, September, and December in each year. A holder of Series B Preferred is entitled to receive cash dividends, when and as declared by the Board out of funds legally available for such purpose, in the annual amount of 5% of the per share purchase price, payable quarterly on the 15th day of March, June, September, and December in each year. Dividends payable for any period less than a full quarter shall be computed on and paid for the actual number of days elapsed. Dividends shall accrue on each share of Preferred Stock from the date of issue of such share of stock (the “Issuance Date”).
No dividends shall be declared on any other series or class or classes of stock unless there shall be or have been declared on all shares of Preferred Stock then outstanding the dividends for all quarter-yearly periods coinciding with or ending before such quarter-yearly period. Dividends shall be cumulative. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment which is in arrears. If in any quarter-yearly dividend period, dividends in the annual amount have not been declared and paid or set apart for payment for such quarter-yearly dividend period and all preceding such periods from the first day from which dividends are cumulative, then, until the aggregate deficiency is declared and fully paid or set apart for payment, the Company shall not (i) declare or pay or set apart for payment any dividends or make any other distribution on any other capital stock or securities having an equity interest in the Company ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company (the “Secondary Stock”) (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase Secondary Stock) or (ii) make any payment on account of the purchase, redemption, other retirement or acquisition of any Secondary Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company.
At any time or times on or after the Issuance Date, any holder of Preferred Stock shall be entitled to convert any whole number of shares of Preferred Stock into fully paid and nonassessable shares (rounded to the nearest whole share). In order to prevent dilution of the rights granted, the Series A and Series B Conversion Rates will be subject to adjustment for issuance of additional securities of the Company, including common stock, options or convertible securities, and reclassifications or changes of outstanding securities (by any stock split, reverse stock split, combination, stock dividend, recapitalization or otherwise).
If any Preferred Stock remains outstanding on the fifth anniversary after the Issuance Date, then such Preferred Stock shall automatically convert to common stock on such fifth anniversary.
The holders of Series A or Series B Preferred Stock shall be entitled to notice of any shareholders’ meeting and to vote upon any matter submitted to the shareholders for a vote on the following basis. Each Holder of Preferred Stock shall have the number of votes equal to the number of shares of common stock into which the Preferred Stock then held by such holder is convertible, as adjusted from time to time.

There were no shares of preferred stock outstanding as of December 31, 2005.
Note 4. Employee Stock Options
The Company has an Employees’ Combined Incentive and Non-Statutory Stock Option Plan (the “1999 Plan”). The 1999 Plan provides that at all times optional shares outstanding plus shares available for grants equal to 500,000 shares. Generally, these options may be granted to the Company’s key employees at a purchase price equal to the fair value of HyperFeed’s common stock at date of grant and are generally exercisable for a period of up to five years from the date of grant.
On November 4, 2005, the Company’s Board of Directors approved the establishment a long-term incentive plan (the “2005 Plan”), pending shareholder approval. The purpose of the 2005 Plan is to attract and retain the best qualified personnel to perform services for the Company and motivate such persons to contribute to the growth and profitability of the Company. The maximum aggregate number of shares of HyperFeed’s common stock that may be issued under the Plan is 646,120. Generally, these options may be granted to the Company’s key employees at a purchase price equal to the fair value of HyperFeed’s common stock at date of grant and are generally exercisable for a period of up to five years from the date of grant. On November 4, 2005, the Board of Directors granted stock appreciation rights for 335,494 shares of HyperFeed’s common stock at an exercise price of $1.75 per share to certain employees of the Company, subject to shareholder approval which the Company plans to solicit at its Annual Meeting on August 4, 2006.
Option activity under the 1999 Plan and the 2005 Plan was as follows for the years ended December 31, 2005, 2004, and 2003:

	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	186,813	$5.50	395,578	$9.27	343,190	$29.38
Granted	666,065	1.77	27,991	3.76	235,936	5.38
Exercised	—	—	(3,332)	2.60	—	—
Forfeited/Cancelled	(30,434)	8.81	(233,424)	11.72	(183,548)	41.87

Outstanding at end of year	822,444	$2.36	186,813	$5.50	395,578	$9.27

Exercisable at year-end	123,378	$4.60	82,374	$6.26	110,565	$19.78

Shares available for option under the 1999 Plan were 13,050, 313,187, and 104,422 at December 31, 2005, 2004, and 2003, respectively. Shares available for option under the 2005 Plan were 310,626 at December 31, 2005. The Company has not reserved any options for future grants under the 1999 Plan or the 2005 Plan.
Options granted under the 1999 Plan and the 2005 Plan generally become exercisable at an annual cumulative rate of one-third of the total number of options granted. The exercise prices for options outstanding at December 31, 2005 ranged from $1.75 to $6.40 per share. All options were granted at fair market value on the date of the grant.
The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2005	2004	2003
Expected life	5.00 years	5.00 years	5.00 years
Dividend rate	0%	0%	0%
Risk-free interest rate	4.50%	3.80%	2.80%
Volatility factors	96%	99%	99%

The weighted-average exercise price and weighted-average fair value of options granted during 2005, 2004, and 2003 where the market price equals, exceeds, or is less than the exercise price at the time of grant is as follows:

	2005			2004			2003
			Is Less			Is Less			Is Less
	Equals	Exceeds	Than	Equals	Exceeds	Than	Equals	Exceeds	Than
Exercise price	$1.77	—	—	$3.76	—	—	$5.38	—	—
Fair value of option	$1.31	—	—	$2.84	—	—	$4.06	—	—
No compensation expense from stock-based compensation awards was recognized in the Consolidated Statements of Operations for 2005, 2004, and 2003. See “Recent Accounting Pronouncements” regarding the impact of the adoption of SFAS No. 123R.
A further summary of options outstanding under the 1999 Plan and the 2005 Plan at December 31, 2005, is as follows:

		Weighted-Average
Exercise	Number	Remaining Contractual	Number
Price	Outstanding	Life in Years	Exercisable
$1.750	623,565	4.84	—
$1.800	22,500	4.47	—
$2.200	10,000	4.22	—
$2.420	3,000	3.54	1,000
$2.600	5,000	2.15	3,333
$3.000	32,000	1.63	32,000
$3.700	18,291	3.40	6,098
$3.900	24,000	1.86	24,000
$4.050	1,500	3.59	500
$4.590	14,400	2.64	9,600
$4.800	1,000	1.37	1,000
$6.300	2,500	1.14	2,500
$6.400	64,688	2.39	43,347

	822,444	4.31	123,378

Note 5. Income Taxes
The significant components of deferred tax assets and deferred tax liabilities were as follows at December 31, 2005 and 2004:

	2005	2004
Deferred tax assets:
Unearned revenue	$86,021	$97,469
Receivable allowances	110,982	110,184
Property and equipment	527,253	522,853
Accrued expenses	25,494	27,123
Other	244,580	132,114
Net operating loss carryforwards	14,805,426	10,003,141
Restructuring expense	—	7,754
Research and development credit carryforwards	106,000	106,000

	15,905,756	11,006,638
Valuation allowance	(14,710,448)	(10,320,193)

	1,195,308	686,445

Deferred tax liabilities:
Software capitalization	(1,085,764)	(628,088)
Intangible assets	(78,604)	(27,417)
Other	(30,940)	(30,940)

	(1,195,308)	(686,445)

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion, or all, of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
The benefit from taxes on losses from continuing operations was as follows for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Current:
Federal	$(15,000)	$(12,000)	$(2,060,000)
State and local	—	—	(552,000)
Deferred	—	—	—

Total income tax benefit	$(15,000)	$(12,000)	$(2,612,000)

Income tax expense (benefit) on income from discontinued operations was as follow for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Current:
Federal	$(194,000)	$(180,000)	$(40,000)
State and local	—	—	11,000
Deferred	—	—	—

Total income tax benefit	$(194,000)	$(180,000)	$(29,000)

The differences between the income tax benefit computed at the statutory federal income tax rate and the Company’s income tax benefit were as follows for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Statutory rate provision	$(3,239,188)	$(1,753,563)	$(2,333,580)
Increase (decrease) resulting from:
Nondeductible expenses	84,813	47,661	24,583
State income taxes (net of federal benefit)	—	—	(358,800)
Expiration of net operating loss carryforwards	—	—	228,816
Change in valuation allowance	3,232,334	1,766,643	(161,965)
Other	(92,959)	(72,741)	(11,054)

	$(15,000)	$(12,000)	$(2,612,000)

At December 31, 2005, the Company had federal income tax net operating loss carryforwards of approximately $40.7 million for federal income tax purposes and approximately $39.8 million for the alternative minimum tax. Approximately $1.1 million of these net operating losses relates to exercise of incentive employee stock options and will be credited directly to stockholders’ equity when realized. The Company also had research and development credits of $0.1 million that will all expire by 2011 if not previously utilized. The Company’s net operating loss carryforwards are limited to $16.7 million for 2005 and an additional $1.2 million for each subsequent year thereafter. The net operating loss carryforwards expire through 2025. PICO owns 80.1% of HyperFeed’s common stock as of December 31, 2005. PICO utilized federal income tax net operating losses and alternative minimum tax net operating losses from 2005 of approximately $1.7 million. The Company has not recorded any tax benefits related to these net operating loss carryforwards.
Note 6. Line of Credit and PICO Note
The Company had a line of credit under which it could borrow up to $500,000 at prime. The Company was obligated to make monthly payments in respect of accrued interest and outstanding principal, together with all accrued and unpaid interest, is due upon demand. The line of credit is secured by the assets of the Company, and contains customary representations, warranties, covenants and events of default. As of December 31, 2005, the Company had borrowed the maximum amount available under the line of credit. On January 24, 2006, the Company paid off the line of credit with borrowings from a promissory note issued to PICO on January 23, 2006 and cancelled the line of credit.
On December 20, 2005, the Company issued a Promissory Note to PICO in the amount of $0.8 million at an interest rate of 7.0% per annum. In the first quarter of 2006, the Company issued additional promissory notes to PICO totaling $3.4 million at an interest rate of 7.0% per annum. The principal sum borrowed under the December 20, 2005 Promissory Note and the promissory notes issued in first quarter of 2006 totaled $4.2 million. In connection with the issuance of the promissory notes in the first quarter of 2006, the December 20, 2005 Promissory Note was cancelled. See Notes 2 and 18 of the Notes to Consolidated Financial Statements.
As described more fully in Note 18, on March 30, 2006, the Company issued to PICO a secured convertible promissory note.
Note 7. Lease Commitments
The Company leases certain real and personal property under noncancelable operating leases. Certain leases require us to pay property taxes, insurance and routine maintenance, and include escalation clauses. Rent expense under these leases is recognized on a straight-line basis. Rent expense for operating leases was $630,169, $576,409, and $633,204 for the years ended December 31, 2005, 2004, and 2003, respectively.

Future minimum lease payments for the Company as lessee as of December 31, 2005 are as follows:

Years ending December 31:	Operating Leases
2006	$503,458
2007	395,077
2008	277,219
2009	267,552
Thereafter	—

Total minimum lease payments	$1,443,306

Note 8. Segment Information
While the Company operates in one industry, financial services, in applying SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has identified two segments within which it operates. HyperFeed derives revenue principally by providing ticker plant and data platform technologies and related consulting services, and HYPRWare derives revenue from royalties related to license fees collected by Townsend from subscribers to Townsend’s service over the Internet who had been referred through HYPRWare. The accounting policies of the reportable segments are the same as those described in Note 1. Financial information relating to industry segments were as follows for the years ended December 31, 2005, 2004, and 2003:

	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Revenue:
HyperFeed	$3,918,162	91.8%	$5,512,172	92.4%	$1,029,340	64.3%
HYPRWare	351,456	8.2%	454,916	7.6%	570,623	35.7%

Total revenue	$4,269,618	100.0%	$5,967,088	100.0%	$1,599,963	100.0%

Operating income (loss):

HyperFeed	$(7,692,847)	*	$(5,427,905)	*	$(7,163,253)	*
HYPRWare	357,821	*	412,448	*	477,138	*

Total operating loss	$(7,335,026)	*	$(5,015,457)	*	$(6,686,115)	*

Identifiable assets:
HyperFeed	$4,480,093	97.1%	$3,564,285	96.0%	$9,408,612	96.9%
HYPRWare	135,425	2.9%	148,361	4.0%	305,646	3.1%

Total identifiable assets	$4,615,518	100.0%	$3,712,646	100.0%	$9,714,258	100.0%

*	not meaningful
Note 9. Defined Contribution Plan
In 1993, the Company established a 401(k) retirement savings plan for employees meeting certain eligibility requirements. Under the plan, employee contributions are matched at 100% of the first 3% of annual salary contributed by an employee. The Company recorded expenses ratably to all operating expense categories and discontinued operations related to its matching of contributions of $75,037, $73,927, and $107,980 for the years ended December 31, 2005, 2004, and 2003, respectively.

Note 10. Employee Stock Purchase Plan
In 1995, the Company established an employee stock purchase plan (the “ESPP”). The ESPP allows employees to have up to 10% of their annual salary withheld to purchase HyperFeed’s common stock on the final day of each quarter at 85% of the market price on either the first or last day of the quarter, whichever is lower. The Company has reserved 200,000 shares of common stock for issuance pursuant to the terms of the ESPP. Shares sold to employees totaled 5,917, 9,084, and 22,857 for the years ended December 31, 2005, 2004, and 2003, respectively.
Note 11. Litigation
On June 2, 2003, the Company sold the individual retail investor unit and related assets of its subsidiary, PCQuote.com, Inc., to Money.net, Inc. On August 24, 2004, the Company filed a six-count complaint for breach of contract and amounts due in the Circuit Court of Cook County, Illinois against Money.net. The amounts sought in the complaint were $131,155 for a promissory note, including interest, $31,920 from a data feed license agreement, and $63,917 related to a transition services agreement. On November 2, 2005, a judgment was entered in HyperFeed’s favor and against Money.net for the sum of $226,992. On December 22, 2005, the Company and Money.net entered into a settlement agreement in which Money.net agreed to pay the Company $200,000, with an initial payment of $35,000 and twelve equal monthly installments of $13,750 commencing January 15, 2006. As of December 31, 2005, the Company had a promissory note and accounts receivable, net of allowances, of $151,122 due from Money.net.
On February 23, 2006, the Company filed a two-count complaint in the Tax Court of New Jersey contesting the determination by the New Jersey Division of Taxation that HyperFeed had nexus with New Jersey for the purposes of (i) the New Jersey Corporation Tax and (ii) the New Jersey Sales and Use Tax for the period beginning January 1, 1994 and forward. The Company intends to aggressively contest the determination. As of December 31, 2005, the Company had accrued $250,000 in potential tax liability and recorded the expense in discontinued operations.
The Company is a party to various other legal proceedings incidental to its business operations, none of which is expected to have a material adverse effect on the financial condition or results of operations of the Company.
Note 12. Research and Development
During the fiscal years ended December 31, 2005, 2004, and 2003, the Company expensed $1,779,386, $1,441,472, and $1,827,975, respectively, for research and development. These expenses are included in research and development costs in the consolidated statements of operations.
Note 13. Major Customers
Telerate accounted for none of the Company’s consolidated revenue from continuing operations in 2005 and approximately 60% of the Company’s consolidated revenue from continuing operations in 2004. As a result of the sale of Telerate to Reuters, in November 2004, Telerate elected to exercise its contractual right to terminate the agreements between HyperFeed and Telerate. ComStock accounted for approximately 18% of the Company’s consolidated revenue from continuing operations in 2005 and approximately 12% of the Company’s consolidated revenue from continuing operations in 2004.
Note 14. Licensed Software
On May 20, 2005, the Company entered into an exclusive license agreement with Reuters Limited, a corporation organized under the laws of England and Wales (“Reuters”), and Moneyline Telerate, a Delaware corporation (“Telerate”), to license globally in perpetuity the source code for both Telerate’s TRS and Telerate’s Active8 technology. In accordance with SFAS No. 86, the Company has recorded the $1.1 million license fee as an asset under licensed and developed software costs with the corresponding liability recorded under accounts payable. The license fee is due in two installments with 25% payable January 15, 2006 and the remainder payable January 15, 2007. The licensed software has an estimated useful life of five years and amortization began in the third quarter of 2005. As a result of certain disputes between the Company and Reuters relating to the license agreement, the Company has not paid the portion of the license fee due on January 15, 2006.

In August 2005, the Company entered into an exclusive, multi-year distributor agreement with MarketXS, a leading European provider of real-time market data technology and trading solutions, that gives MarketXS the right to license, distribute, and support HyperFeed’s HMDP and OCC products in Europe, the Middle East, and Africa. HyperFeed plans to provide software upgrades, maintenance and second level support, while MarketXS is expected to provide European development, technical sales, and first level maintenance support. The term of the distributor agreement varies, with certain elements extending through January 2015.
Note 15. Intangible Assets and Impairments
On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which replaces the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an annual impairment test.
Intangible asset data is as follows as of December 31, 2005:

	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangibles Developed technology	$430,000	$(252,917)
Non-compete agreements	80,000	(35,000)
Acquired customer contract	$147,500	(145,000)

Total	$657,500	$(432,917)

Aggregate amortization expense for the year ended December 31, 2005	$203,750
Weighted average amortization period in years	2.53

Estimated amortization, for the year ended
December 31, 2006	$125,833
December 31, 2007	88,333
December 31, 2008	10,417
On April 30, 2001, the Company acquired certain assets of Marketscreen.com, Inc. (“Marketscreen”) for $100,000 and 45,000 shares of HyperFeed’s common stock and, in conjunction with the Marketscreen acquisition, acquired certain assets of Lasdorf Corporate Services, Inc. (“Lasdorf”) for $300,000. The acquisition of Marketscreen and of Lasdorf’s intellectual property were accounted for under the purchase method of accounting. The total purchase price of $1,607,609 consisted of $1,147,500 for the fair value of common stock issued, $400,000 of cash consideration, and $60,109 for acquisition fees and expenses.
During the fourth quarter of 2002, the Company conducted a review of the carrying value of goodwill and purchased intangible assets. Certain intangibles were determined to be impaired because the carrying amount of the assets exceeded the undiscounted future cash flows expected to be derived from the assets. The impairment losses aggregating $0.7 million were measured as the amount by which the carrying amounts of the assets exceeded the fair values of the assets, determined based on the discounted future cash flows expected to be derived from the assets. No impairment losses were recorded in 2003, 2004, or 2005. At December 31, 2005, the intangible asset was fully amortized.
On September 23, 2004, the Company repurchased a customer contract that had been sold by HyperFeed to IDC as part of the sale of HyperFeed’s institutional consolidated market data feed business in October 2003. As a result of this repurchase, the Company recorded an intangible asset of $127,500. At December 31, 2005, the intangible asset was fully amortized.

On February 16, 2005, the Company acquired Focus, a Delaware limited liability company, developer of SORTT. The Company purchased substantially all of the assets of Focus, which primarily consisted of developed technology, a customer contract and relationships. The acquisition of Focus was considered to be an acquisition of a development stage enterprise, as defined under SFAS No. 141, “Business Combinations,” and was not considered a business combination. As a result, the transaction was accounted for under SFAS No. 142, “Goodwill and Other Intangible Assets.” The guaranteed portion of the purchase price was $350,000, with $250,000 paid at closing and $100,000 due on the first anniversary following closing, and was allocated to the identifiable intangible assets on the basis of their estimated fair values on the acquisition date. The Company allocated $250,000 to developed technology, $80,000 to non-compete agreements, and $20,000 to customer contracts, with amortization periods of three years, two years, and one year, respectively. The purchase price also included a contingent portion dependent upon the achievement of certain growth targets for license and maintenance revenues from the SORTT applications through February 2008, not to exceed $3.4 million in the aggregate. As of December 31, 2005, the Company did not have any contingent payments due.
Note 16. Discontinued Operations and Restructuring
On October 31, 2003, the Company sold its institutional consolidated market data feed business to IDC for $8.5 million. The sale allowed HyperFeed to focus on its business model as a utility provider of technology, software, and managed services for financial institutions. The sale price of $8.5 million included (1) an initial payment of $7.0 million cash paid on October 31, 2003, (2) $625,000 in holdbacks payable upon completion of custom software and the fulfillment of certain transition services and (3) an $875,000 indemnification holdback. The Company also entered into a transition services agreement whereby IDC reimburses HyperFeed on a monthly basis for direct costs relative to the purchased business. These costs include costs associated with resources dedicated to the transition, communications expenses, and other related costs. Of the $625,000 in holdbacks related to completion of customer software and fulfillment of certain transition services, the Company received $375,000 and waived $125,000 during the first quarter of 2004 and received the final $125,000 during the third quarter of 2005. As of December 31, 2005, the Company remains eligible to receive $330,000 from the indemnification holdbacks, subject to satisfaction of certain conditions, which was previously reduced by $90,000 attributable to the customer contract repurchased from IDC in September 2004, $125,000 received in the fourth quarter of 2004, and $330,000 received in the fourth quarter of 2005. The Company expects to recognize the remaining holdback in 2006.
On June 2, 2003, the Company sold the individual retail investor unit and related assets of its subsidiary, PCQuote.com, Inc., to Money.net, Inc. The sale was part of the Company’s strategy to reduce its dependence on revenue from the individual investor and replace and grow that revenue with revenue from HTPX technology licensing sales. The sale price consisted of (1) $150,000 cash received in June 2003, (2) $70,000 cash received in July 2003, and (3) a $150,000 promissory note due in twelve equal monthly installments commencing on July 15, 2003 with an interest rate of 8.0% per annum. At December 31, 2005, the principal balance remaining on the promissory note was $90,493 (all of which is past due), net of an allowance of $10,830. HyperFeed is pursuing collection of this promissory note. See also Note 11 of the Notes to Consolidated Financial Statements.
The dispositions have been accounted for as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and, accordingly, amounts in the consolidated statements of operations for all periods shown have been reclassified to reflect the dispositions as discontinued operations.
Operating expenses from discontinued operations were $0.3 million, net of a $0.2 million tax benefit, and $0.3 million, net of a $0.2 million tax benefit, for 2005 and 2004, respectively. There were no revenue or direct costs of revenue from discontinued operations for 2005 or 2004.

As described above, the Company sold its institutional consolidated market data feed business on October 31, 2003 and sold PCQuote.com, Inc. on June 2, 2003. The accompanying consolidated financial statements reflect the sales as discontinued operations for all periods presented. Assets and liabilities related to discontinued operations consist of the following:

As of December 31	2005	2004
Assets related to discontinued operations:
Accounts receivable, net of allowance for doubtful accounts of 2005: $204,948; 2004: $219,948	$57,094	$57,090
Prepaid expenses and other current assets	—	15,180
Property and equipment, net of accumulated depreciation	—	—
Deposits and other assets	—	—

Total assets related to discontinued operations	$57,094	$72,270

Liabilities related to discontinued operations:
Accounts payable	$45,259	$771,390
Accrued expenses	488,289	56,711
Accrued compensation	—	10,631
Unearned revenue	—	10,440

Total liabilities related to discontinued operations	$533,548	$849,172

Note 17. Selected Quarterly Financial Information (Unaudited)

	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter
Revenue	$889,054	$1,044,529	$1,406,844	$929,191
Direct costs of revenue	283,243	278,754	440,053	441,034
Gross margin	605,811	765,775	966,791	488,157
Loss from continuing operations	(1,946,050)	(2,047,622)	(2,682,305)	(2,797,818)
Net loss	(1,968,649)	(2,064,672)	(2,606,573)	(2,811,649)

Basic and diluted loss per share from continuing operations	$(0.64)	$(0.66)	$(0.87)	$(0.46)

Basic and diluted net loss per share	$(0.65)	$(0.67)	$(0.84)	$(0.46)

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter
Revenue	$775,311	$1,332,418	$2,061,320	$1,798,039
Direct costs of revenue	463,668	457,797	372,017	291,647
Gross margin	311,643	874,621	1,689,303	1,506,392
Loss from continuing operations	(2,336,443)	(1,566,604)	(623,839)	(471,295)
Net loss	(2,223,136)	(1,671,433)	(663,020)	(399,372)

Basic and diluted loss per share from continuing operations	$(0.77)	$(0.51)	$(0.20)	$(0.15)

Basic and diluted net loss per share	$(0.73)	$(0.55)	$(0.22)	$(0.13)
Earnings (loss) per share (“EPS”) for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while EPS for the year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the EPS for each of the four quarters may not equal the EPS for the fiscal year.

Note 18. Subsequent Events
On January 23, 2006, the Company issued a Promissory Note to PICO in the amount of $1,500,000 at an interest rate of 7.0% per annum. The entire unpaid principal balance and related interest under the January 23, 2006 Promissory Note was due and payable not later than February 28, 2006. The Company paid off a $500,000 line of credit with the borrowings from the January 23 Promissory Note and cancelled the line of credit.
On February 15, 2006, the Company issued a Promissory Note to PICO in the amount of $3,310,000 at an interest rate of 7.0% per annum. The Company borrowed an additional $1,000,000 under the February 15, 2006 Promissory Note. The principal sum borrowed under the December 20, 2005 Promissory Note, the January 23, 2006 Promissory Note, and the February 15, 2006 Promissory Note totaled $3,310,000. In connection with this issuance, the December 20, 2005 Promissory Note and the January 23, 2006 Promissory Note were cancelled. The entire unpaid principal balance and related interest under the February 15, 2006 Promissory Note was due and payable not later than March 31, 2006.
On March 15, 2006, the Company issued a Promissory Note to PICO in the amount of $4,160,000 at an interest rate of 7.0% per annum. The Company borrowed an additional $850,000 under the March 15, 2006 Promissory Note. The principal sum borrowed under the February 15, 2006 Promissory Note and the March 15, 2006 Promissory Note totaled $4,160,000. In connection with this issuance, the February 15, 2006 Promissory Note was cancelled. The entire unpaid principal balance and related interest under the March 15, 2006 Promissory Note is due and payable not later than April 30, 2006.
On March 30, 2006, the Company issued to PICO a Secured Convertible Promissory Note (the “2006 Convertible Note”) which replaced the March 15, 2006 Promissory Note. Under the terms of the 2006 Convertible Note, the Company may borrow up to $10.0 million at an interest rate of prime plus 2.75%. The Company is obligated to repay all outstanding principal and accrued interest under the 2006 Convertible Note two years from issuance. The 2006 Convertible Note, which is convertible by PICO at any time into HyperFeed’s common stock, provides that the number of shares that PICO would receive in connection with a conversion of any amounts outstanding under the 2006 Convertible Note would be determined by dividing the total outstanding amount to be converted by the lesser of (i) 80% of the five-day moving average per share price of HyperFeed’s common stock on the date of conversion or (ii) 80% of $1.05 per share. The number of shares of HyperFeed’s common stock issuable upon conversion of the 2006 Convertible Note is not subject to a cap. In addition, in connection with issuing the 2006 Convertible Note, the Company issued to PICO a warrant to purchase 125,000 shares of HyperFeed’s common stock, at an exercise price of $1.05 per share. The warrant expires on March 30, 2009.

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Report of Independent Registered Public Accounting Firm on Supplemental Schedule II
The Board of Directors and Stockholders
HyperFeed Technologies, Inc.:
Under date of March 4, 2004, we reported on the consolidated statements of operations, stockholders’ equity, and cash flows of HyperFeed Technologies, Inc. and subsidiary (the “Company”) for the year ended December 31, 2003. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule II- valuation and qualifying accounts. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit.
In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the year ended December 31, 2003.
/s/ KPMG LLP
Chicago, Illinois
March 4, 2004

HYPERFEED TECHNOLOGIES, INC. AND SUBSIDIARY
Supplemental Schedule II to the Consolidated Financial Statements
Schedule II — Valuation and Qualifying Accounts

	Balance at		Write-offs of
	Beginning of	Charged to	Uncollectible	Balance at
	Year	Operations	Accounts	End of Year
Allowance for doubtful accounts and notes receivable
2005	$94,861	$77,561	$60,283	$112,139
2004	$50,000	$44,861	$—	$94,861
2003	$150,000	$150,000	$250,000	$50,000
See accompanying Report of Independent Registered Public Accounting Firm on Supplemental Schedule II.